Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1stdibs.com, Inc. 2011 Stock Option and Grant Plan, 1stdibs.com, Inc. 2021 Stock Incentive Plan, and 1stdibs.com, Inc. 2021 Employee Stock Purchase Plan of our report dated March 29, 2021 (except for the effects of the reverse stock split as discussed in Note 2 to the financial statements, as to which the date is June 2, 2021), with respect to the consolidated financial statements of 1stdibs.com, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-256188) for the years ended December 31, 2020 and 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 10, 2021